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Exhibit 10.52

May 23, 2002

Mr. Stephen F. Bollenbach
c/o Debevoise & Plimpton
875 Third Avenue
New York, NY 10022
          Attention: Lawrence Cagney

Dear Steve:

You and the Company's Compensation Committee have been discussing certain changes to the Employment Agreement between you and the Company amended and restated on March 9, 2000 (the "Employment Agreement"). The following sets forth the changes authorized by the Compensation Committee and will constitute an amendment to the Employment Agreement if you execute a copy of this letter in the space provided below:

1.    In the event that you complete the initial Employment Period (as defined in the Employment Agreement) under the Employment Agreement and retire from your current position as President and Chief Executive Officer on July 1, 2005, the Company will engage your services as a consultant to your successor and the Board of Directors, through June 30, 2010, (the "Consultancy"). During the Consultancy, you will perform such consulting services as may reasonably be requested of you by the new CEO or the Board but such services will not be in excess of 20 hours per month and will be designed so as not to interfere with any new position that you obtain after July 1, 2005, if that position is consistent with your obligations under Section 8 of the Employment Agreement.

2.    Except as modified below, all terms of the Employment Agreement will continue in full force and effect and you and the Company will continue to be bound by our respective obligations thereunder.

3.    During the Consultancy, your annual fee will be $500,000, payable in quarterly installments, but you will not be entitled to an annual bonus or any long term incentive compensation. You will also be entitled to continued health benefits, or the Company will provide you with a tax equivalent bonus to enable you to purchase such benefits from the Company with the same after-tax cost to you as in effect for executives of the Company on any relevant date. However, all other employee benefits, perquisites, automobile allowances, use of the Company's aircraft and fringe benefits as well as holiday and vacation pay will cease.

4.    You will be entitled to office space appropriate to your status as a consultant to the new CEO and the Board and a personal assistant of your choosing.

5.    Your retirement date will be July 1, 2005 for purposes of the Company's benefit plans and programs and the supplemental retirement benefit provided in Section 3(i) of the Employment Agreement.

6.    Sections 1, 2, 3, 4(c), 5(a) and 10 of the Employment Agreement will not be deemed to apply to the Consultancy.

7.    Your obligations under Section 8 of the Employment Agreement will continue during the Consultancy in accordance with their terms and, in addition, the Company's obligations arising under this letter agreement will be contingent upon your adherence to the obligations imposed by that Section.

If the foregoing accurately sets forth your understanding of the agreement between the Company and you, please so indicate in the space provided below in the copy of this letter attached and return the same to me for the Company's files. This letter will then constitute a binding obligation of both you and the Company as to the matters described above.

Sincerely yours,
/s/ Madeleine A. Kleiner
Hilton Hotels Corporation
By:	Madeleine A. Kleiner, Executive Vice President & General Counsel

This letter accurately sets forth my agreement with
Hilton Hotels Corporation as to the matters described
and constitutes an amendment to the Employment Agreement.

/s/ Stephen F. Bollenbach
Stephen F. Bollenbach

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  Exhibit 10.52